Exhibit 99.1

              WellCare Fourth Quarter Net Income up 199%
              Year-over-Year on Membership Growth of 35%

    TAMPA, Fla.--(BUSINESS WIRE)--Feb. 14, 2005--WellCare Health
Plans, Inc. (NYSE: WCG):

    -- Membership increased to 747,000 as of December 31, 2004, representing 35% growth year-over-year, including 19% organic growth

    -- Total fourth quarter revenues increased 42% over prior year fourth quarter to $397 million

    -- Continued execution of Medicare expansion strategy resulted in 5% Medicare membership growth in fourth quarter and 10% growth during 2004

    WellCare Health Plans, Inc. announced results for the fourth quarter and year ended December 31, 2004.
    Net income for the fourth quarter of 2004 increased 199% to $17.7 million, or $0.46 per diluted share, based on 38.1 million weighted average shares outstanding, compared to $5.9 million, or $0.17 per pro forma diluted share, based on 25.2 million pro forma weighted average shares outstanding in the prior year period. Total revenues increased 42% for the fourth quarter of 2004 to $397.3 million compared to $279.7 million for the fourth quarter of 2003.
    Net income for the year ended December 31, 2004 increased 109% to $49.3 million, or $1.56 per diluted share, based on 31.6 million weighted average shares outstanding, compared to $23.5 million, or $0.73 per pro forma diluted share, based on 23.9 million pro forma weighted average shares outstanding in 2003. Total revenues for the year ended December 31, 2004 increased 33% to $1,395.2 million compared to $1,046.0 million for the year ended December 31, 2003. Year-over-year membership increased 35% to 747,000 as of December 31, 2004, representing 19% organic growth and 16% growth attributable to the acquisition of Harmony Health Plans in June 2004.
    On December 22, 2004, WellCare successfully completed a public offering of 7,500,000 shares of common stock at $32.00 per share. Of the shares offered, 1,500,000 shares were sold by the Company with the remaining 6,000,000 being sold by selling stockholders. The net proceeds to the Company of approximately $44.9 million, after deducting underwriting discounts, commissions and other offering costs, will be used to provide additional long-term capital to support the growth of its business. WellCare did not receive any of the proceeds from the shares of common stock sold by the selling stockholders.
    In commenting on these results, Todd S. Farha, President and Chief Executive Officer of WellCare, stated, "We continue to grow by arranging for quality care for our members while helping to achieve cost savings for our government partners. Our strong performance in the fourth quarter was a direct result of our ability to manage effectively the healthcare needs of our Medicaid and Medicare beneficiaries in the markets we serve. During the quarter, we grew membership in all five of our Medicaid markets, a validation of the healthy partnerships we are building throughout the communities we serve."

    Results of Operations for the Fourth Quarter

    Total Revenue: Total revenue for the fourth quarter of 2004 increased $117.6 million, or 42%, to $397.3 million compared to $279.7 million for the same period last year.
    Medical Benefits Expense: Medical benefits expense for the fourth quarter of 2004 was $313.6 million, representing 79.3% of premium revenues, compared to $227.5 million, representing 81.5% of premium revenues, for the same period last year.
    Selling, General and Administrative Expense: Selling, general and administrative expense was $49.2 million for the fourth quarter of 2004, representing 12.4% of total revenues, compared to $39.0 million, or 13.9% of total revenues, for the same period last year. The Company continues its investment in technology, sales and marketing efforts and general spending necessary to support growth.
    Net Income: Net income for the fourth quarter of 2004 was $17.7 million, or $0.46 per diluted share, based on 38.1 million weighted average shares outstanding, compared to $5.9 million, or $0.17 per pro forma diluted share, based on 25.2 million pro forma weighted average shares outstanding for the same period last year.

    Results of Operations for the Year Ended December 31, 2004

    Total Revenue: Total revenue for the year ended December 31, 2004 increased $349.2 million, or 33.4%, to $1,395.2 million compared to $1,046.0 million for 2003.
    Medical Benefits Expense: Medical benefits expense for the year ended December 31, 2004 was $1,125.6 million, representing 80.9% of premium revenues, compared to $861.1 million, representing 82.6% of premium revenues, for 2003.
    Selling, General and Administrative Expense: Selling, general and administrative expense was $171.3 million for the year ended December 31, 2004, representing 12.3% of total revenues, compared to $126.1 million, or 12.1% of total revenues, for 2003. WellCare expects its current selling, general and administrative expense ratio to stabilize at these levels as the Company continues to invest in sales and marketing efforts, technology and other spending on infrastructure necessary to sustain growth efforts.
    Net Income: Net income for the year ended December 31, 2004 was $49.3 million, or $1.56 per diluted share, compared to $23.5 million, or $0.73 per pro forma diluted share, for 2003. Earnings per share for the year ended December 31, 2004 was positively affected by $0.03 per share due to prepayments of certain long-term indebtedness in the second quarter and due to the hurricanes that impacted Florida during the third quarter.

    Balance Sheet and Cash Flow Highlights

    As of December 31, 2004, the Company had cash and cash equivalents of $397.6 million as well as investments classified as current assets of $75.5 million. For the year ended December 31, 2004, the Company had positive cash flow from operations of $61.7 million on an adjusted basis excluding the change in unearned premiums of $12.9 million. Cash provided by operations was $48.8 million on a GAAP basis, which does not include this unearned premiums adjustment. The Company believes that excluding changes in unearned premiums is a better measure of cash flow from operations, as changes in unearned premiums are strictly a function of the timing of cash receipts from federal and state agencies at the end of a period.
    Days in claims payable was 56 at the end of the fourth quarter of 2004 compared to 55 at the end of the third quarter of 2004, principally due to the timing of the claims payment process at quarter end.



Membership and Other Operating Statistics (1):

                                                 Dec. 31,   Dec. 31,
                                                   2004       2003
                                                ---------- ----------
Florida                                            532,000    475,000
New York                                            69,000     56,000
Connecticut                                         34,000     24,000
Illinois                                            67,000          -
Indiana                                             45,000          -
                                                ---------- ----------
Total                                              747,000    555,000
                                                ========== ==========

(1) Louisiana enrollment, which began in November, was less than 100 members as of December 31, 2004.

                                                  Dec. 31,   Dec. 31,
                                                    2004       2003
                                                ---------- ----------
TANF                                               535,000    376,000
SSI                                                 57,000     51,000
SCHIP                                               94,000     76,000
FHP                                                 15,000      9,000
Medicare                                            46,000     42,000
Commercial                                              -      1,000
                                                ---------- ----------
Total                                              747,000    555,000
                                                ========== ==========

                            Three Months Ended       Year Ended
                                 Dec. 31,              Dec. 31,
                          --------------------- ---------------------
                             2004       2003       2004       2003
                          ---------- ---------- ---------- ----------
Medical Benefits Ratio         79.3%      81.5%      80.9%      82.6%
Selling, General
 and Administrative
 Expense Ratio                 12.4%      13.9%      12.3%      12.1%

                                                  Dec. 31,  Sept. 30,
                                                    2004      2004
                                                ---------- ----------
Days in Claims Payable                                  56        55


    Guidance

    The Company confirmed its 2005 net income guidance in the range of $57 to $60 million, based on anticipated revenues of $1.7 billion, and earnings per fully diluted share of $1.43 to $1.50 assuming 40 million weighted average shares outstanding. WellCare also issued first quarter earnings per share guidance of $0.23 to $0.25 on revenues of $403 to $408 million.
    In closing, Mr. Farha stated, "We are pleased with our results in 2004. We have achieved many milestones, including our initial public offering and the acquisition of Harmony Health Plans. We continue to execute on our strategy emphasizing strong organic growth. In addition, during the second half of 2004, we successfully leveraged our Medicaid operations to expand our Medicare business. Our momentum in 2004 provides confidence in our ability to continue our strong performance in 2005 and beyond."

    Pro Forma Earnings Per Diluted Share

    Pro forma earnings per diluted share, a non-GAAP financial measure, is calculated giving effect to the Company's change in capital structure effected in connection with its initial public offering. Pro forma earnings per diluted share is reconciled to GAAP net income per common unit in the accompanying condensed consolidated statements of income. Because pro forma earnings per share is not a measurement determined in accordance with accounting principles generally accepted in the United States of America and is thus susceptible to varying calculations, it may not be comparable to other similarly titled measures of other companies.

    Conference Call

    The live broadcast of WellCare's year end conference call will begin at 5:30 p.m. Eastern time on February 14, 2005. A 30-day online replay will be available beginning approximately one hour following the conclusion of the live broadcast. A link to these events can be found on the Company's website at www.wellcare.com, under the Investor Relations section, or at www.fulldisclosure.com.

    About WellCare Health Plans, Inc.

    WellCare Health Plans, Inc. provides managed care services targeted exclusively to government-sponsored healthcare programs, focusing on Medicaid and Medicare. Headquartered in Tampa, Florida, WellCare serves 747,000 members in Florida, New York, Connecticut, Illinois, Indiana and Louisiana. For more information about WellCare, please visit the Company's website at www.wellcare.com.

    Cautionary Statement Regarding Forward-Looking Statements

    This release contains "forward-looking" statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions, including statements related to WellCare's expected 2005 financial results, are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause WellCare's actual future results to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, the potential expiration, cancellation or suspension of WellCare's state or federal contracts; WellCare's ability to accurately predict and effectively manage health benefits and other operating expenses; WellCare's ability to accurately estimate incurred but not reported medical costs; risks associated with future changes in healthcare laws; potential reductions in funding for government healthcare programs; regulatory changes or developments, including that the state of Florida may seek to recoup premiums incorrectly paid by them or that the state of Connecticut may seek to restrict the ability to engage in marketing activities; risks associated with WellCare's acquisition strategy; risks associated with WellCare's substantial debt obligations; and risks associated with WellCare's business operations, including its ability to attract and retain qualified management personnel. Additional information concerning these and other important risks and uncertainties can be found under the heading "Risk Factors" in the prospectus from WellCare's secondary public offering, as filed with the Securities and Exchange Commission on December 17, 2004. WellCare specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.


                      WELLCARE HEALTH PLANS, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
   (Unaudited, dollars in thousands, except per share and unit data)

                            Three Months Ended       Year Ended
                                 Dec. 31,              Dec. 31,
                          --------------------- ---------------------
                             2004       2003       2004       2003
                          ---------- ---------- ---------- ----------
Revenues:
 Premium                    $395,281   $279,168 $1,390,896 $1,042,852
 Investment and
 other income                  2,011        552      4,307      3,130
                          ---------- ---------- ---------- ----------
  Total revenues             397,292    279,720  1,395,203  1,045,982

Expenses:
 Medical benefits            313,604    227,501  1,125,560    861,053
 Selling, general
  and administrative          49,182     38,986    171,257    126,106
 Depreciation and
  amortization                 2,112      1,864      7,715      8,159
 Interest                      3,140      3,721     10,165     10,172
                          ---------- ---------- ---------- ----------
  Total expenses             368,038    272,072  1,314,697  1,005,490
                          ---------- ---------- ---------- ----------

Income before income taxes    29,254      7,648     80,506     40,492
Income tax expense            11,555      1,734     31,256     16,955
                          ---------- ---------- ---------- ----------
Net income                   $17,699      5,914    $49,250     23,537
                          ==========            ==========

Class A common unit yield                (1,560)               (5,997)
                                     ----------            ----------

Net income attributable
 to common units                         $4,354               $17,540
                                     ==========            ==========

Net income per share:
 Basic                         $0.50                 $1.70
 Diluted                       $0.46                 $1.56

Net income attributable
 per common unit:
  Basic                                   $0.16                 $0.66
  Diluted                                 $0.14                 $0.60

Pro forma net income
 attributable per share (1):
  Basic                                   $0.20                 $0.82
  Diluted                                 $0.17                 $0.73

Pro forma weighted average
 common shares outstanding (1):
  Basic                              22,268,047            21,466,300
  Diluted                            25,214,134            23,937,664

(1) Pro forma net income attributable per share is calculated as net income divided by pro forma weighted average common shares outstanding and reflects the pro forma effects of automatic conversion of all outstanding common units into shares of the Company's common stock effective upon the closing of the Company's initial public offering, but does not include any common stock issued in conjunction with the initial public offering. The Company's historical capital structure is not indicative of its current structure due to the automatic conversion of all units into common stock, the conversion of the Class A Common Unit Yield into common stock, and issuance of new common stock concurrent with the closing of the Company's initial public offering and secondary public offering. Accordingly, historical basic and diluted net income attributable per common unit should not be used as an indicator of the future earnings per common share.

                      WELLCARE HEALTH PLANS, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
     (Unaudited, dollars in thousands, except share and unit data)

                                                 Dec. 31,   Dec. 31,
                                                   2004       2003
                                                ---------- ----------
                                ASSETS

Current Assets:
 Cash and cash equivalents                        $397,627   $237,321
 Investments                                        75,515     33,778
 Premiums and other receivables, net                52,170     12,792
 Prepaid expenses and other current assets           6,119      3,663
 Income taxes receivable                             1,615       --
 Deferred income taxes                              15,362     12,036
                                                ---------- ----------
  Total current assets                             548,408    299,590

Property and equipment, net                         12,587      4,717
Goodwill                                           180,848    158,725
Other intangibles, net                              25,441     12,403
Restricted investment assets                        31,473     21,392
Other assets                                           279        280
                                                ---------- ----------
TOTAL ASSETS                                      $799,036   $497,107
                                                ========== ==========

          LIABILITIES AND STOCKHOLDERS' AND MEMBERS' EQUITY

Current Liabilities:
 Medical benefits payable                         $190,595   $148,297
 Unearned premiums                                  63,449     76,248
 Accounts payable and accrued expenses              35,520     29,830
 Income taxes payable                                 --          143
 Deferred income taxes                                --        1,252
 Current portion of notes payable
  to related party                                    --       48,170
 Current portion of long-term debt                   1,600       --
                                                ---------- ----------
  Total current liabilities                        291,164    303,940

Note payable to related party                       25,000     71,568
Long-term debt                                     156,901     16,017
Accrued interest                                     1,349      1,782
Deferred income taxes                               14,818      3,971
Other liabilities                                    1,173        252
                                                ---------- ----------
  Total liabilities                                490,405    397,530

Commitments and contingencies

Stockholders' and Members' Equity:
 Preferred Units, no par value (no units
  issued or outstanding)                              --         --
 Class A Common Units, no par value
  (23,507,839 units issued and outstanding)           --         --
 Class B Common Units, no par value (no units
  issued and outstanding)                             --         --
 Class C Common Units, no par value (4,807,508
  units issued and outstanding)                       --         --
 Preferred Stock, $0.01 par value (20,000,000
  authorized, no shares issued or outstanding)        --         --
 Common Stock, $0.01 par value (100,000,000
  authorized, 38,590,655 shares issued
  and outstanding)                                     386       --
 Paid-in capital                                   230,804     71,382
 Retained earnings                                  77,444     28,194
 Accumulated other comprehensive income                 (3)         1
                                                ---------- ----------
  Total stockholders' and members' equity          308,631     99,577
                                                ---------- ----------
    TOTAL LIABILITIES AND STOCKHOLDERS'
     AND MEMBERS' EQUITY                          $799,036   $497,107
                                                ========== ==========

                      WELLCARE HEALTH PLANS, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                       (Unaudited, in thousands)

                                                      Year Ended
                                                       Dec. 31,
                                                ---------------------
                                                   2004        2003
                                                ---------- ----------
Cash from operating activities:
 Net income                                        $49,250    $23,537
 Adjustments to reconcile net income to
  net cash provided by operating activities:
   Depreciation and amortization expense             7,715      8,159
   Equity-based compensation expense                 2,044        746
   Accreted interest                                   378        903
   Provision for doubtful receivables                1,195      4,247
   Net gain on loan prepayment                      (2,697)      --
   Changes in operating accounts,
    net of effect of acquisition:
     Premiums and other receivables                (23,408)     6,048
     Prepaid expenses and other current assets      (6,680)    (1,194)
     Deferred income tax asset                      (2,221)    (3,139)
     Medical benefits payable                       24,138     34,627
     Unearned premiums                             (12,901)    52,584
     Accounts payable and
      other accrued expenses                         2,889        149
     Accrued interest                                 (433)       530
     Taxes payable and deferred liability            9,913     (4,409)
     Other, net                                       (420)        10
                                                ---------- ----------
Net cash provided by operations                     48,762    122,798
                                                ---------- ----------

Cash from investing activities:
 Purchase of business                              (36,542)      --
 Proceeds from sale of investments                 103,434     10,450
 Purchases of investments                         (145,174)   (25,012)
 Purchases and depositions
  of restricted investments                         (9,505)      (709)
 Additions to property and equipment, net           (8,679)    (3,042)
                                                ---------- ----------
Net cash used in investing activities              (96,466)   (18,313)
                                                ---------- ----------

Cash from financing activities:
 Contribution of capital                                95        400
 Proceeds from debt issuance, net                  159,200     14,568
 Payments on debt                                 (108,833)   (28,916)
 Proceeds from options exercised                        82       --
 Proceeds from public offerings, net               157,466       --
                                                ---------- ----------
Net cash provided by (used in)
 financing activities                              208,010    (13,948)
                                                ---------- ----------
Net increase in cash and cash equivalents          160,306     90,537
Cash and cash equivalents
 at beginning of period                            237,321    146,784
                                                ---------- ----------
Cash and cash equivalents
 at end of period                                 $397,627   $237,321
                                                ========== ==========

Supplemental disclosures
 of cash flow information:
  Cash paid for taxes                              $27,151    $16,101
                                                ========== ==========
  Cash paid for interest                           $11,343     $7,416
                                                ========== ==========

    CONTACT: WellCare Health Plans, Inc.
             Jeffrey Potter, 813-290-6313
             Jeff.Potter@wellcare.com